EXHIBIT 4.3



                   AGREEMENT TO FURNISH COPIES OF INSTRUMENTS
                         WITH RESPECT TO LONG-TERM DEBT


         The Registrant has entered into certain agreements with respect to long-term indebtedness which do not exceed ten percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request of the Commission.




                                              OAKWOOD HOMES CORPORATION



                                              By:      s/  Robert A. Smith
                                                       ------------------------
                                                       Robert A. Smith
                                                       Executive Vice President

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